Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
MGM MIRAGE REPORTS SECOND QUARTER FINANCIAL RESULTS
Significant Capital Raise Improves Financial Position;
Operating Trends Stabilize in Second Quarter
Las Vegas, Nevada, August 3, 2009 — MGM MIRAGE (NYSE: MGM) today announced its financial results for the second quarter of 2009. The Company reported a second quarter diluted loss per share of $0.60 compared to income per share of $0.40 in the prior year second quarter. The current year result was impacted by non-cash impairment charges of $188 million, or $0.34 per diluted share net of tax, primarily related to the Company’s investment in a convertible note. The Company also recorded losses on the retirement of long-term debt of $58 million primarily related to the redemption of senior debentures required to permit the Company’s recent secured note issuances — an impact of $0.11 per diluted share net of tax.
The following key results for the quarter are presented on a “same store” basis excluding the results of TI in the prior year as the Company completed the sale of TI in March 2009:
•	Net revenue decreased 17% to $1.5 billion;

•	Las Vegas Strip REVPAR[1] decreased 31%;

•	Casino revenue decreased 12%, mainly as a result of lower table games volume at the Company’s Las Vegas Strip resorts;

•	Property EBITDA[2] was $357 million, a 34% decrease from the 2008 second quarter; excluding impairment charges, property transactions, and preopening expenses, Property EBITDA was $379 million, or down 29% on a comparable basis.
The following table lists items which affect the comparability of the current and prior year quarterly results (approximate EPS impact shown, net of tax, per diluted share; negative amounts represent charges to income):

Three months ended June 30,	2009	2008

Preopening and start-up expenses	$(0.02)	$(0.02)
Monte Carlo fire business interruption income (recorded as a reduction of general and administrative expenses)	—	0.02
Property transactions net:
Monte Carlo fire property damage income	—	0.02
Other property transactions, net	(0.01)	(0.02)
North Las Vegas Strip joint venture impairment charge	(0.02)	—
Convertible note impairment charge	(0.32)	—
Loss on early retirement of long-term debt	(0.11)	—
As previously disclosed, during the second quarter the Company secured funding for the completion of CityCenter, issued $1.15 billion of equity through an offering of common stock, issued $1.5 billion of senior secured notes, and secured key amendments to its senior credit facility.
“This has been a monumental quarter for us, as the significant capital market transactions and other corporate finance activities meaningfully improved our financial position,” said Jim Murren, MGM MIRAGE Chairman and Chief Executive Officer. “Perhaps as important, we saw a more stabilized — though still difficult — operating environment in the second quarter. Our operating teams are focused on continuing to sequentially increase cash flow and our CityCenter team is driving towards completion and opening of CityCenter. We believe CityCenter will invigorate the Las Vegas market and be a key component of the future growth of MGM MIRAGE.”

MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626 • WWW.MGMMIRAGE.COM

Detailed Discussion of Second Quarter Operating Results
(Results are presented on a same store basis excluding TI)
Total casino revenue declined 12%, with slots revenue down 11% for the quarter. The Company’s table games volume, excluding baccarat, was down 15% in the quarter, while baccarat volume increased 17% in the 2009 quarter. The overall table games hold percentage was slightly higher in 2009 than the prior year quarter and near the mid-point of the Company’s normal 18% to 22% range in both periods.
Rooms revenue decreased 29%. Las Vegas Strip REVPAR decreased 31% with average room rates down 29%. Occupancy and room rates continued to be negatively impacted by weakness in convention bookings and business travel, which put downward pressure on rates throughout the Company’s customer segments. The following table shows key hotel statistics for the Company’s Las Vegas Strip resorts:

Three months ended June 30,	2009	2008

Occupancy %	94%	97%
Average Daily Rate (ADR)	$111	$156
Revenue per Available Room (REVPAR)	$104	$151
“While we expect the business and convention market to remain challenging in the near term, we are seeing signs of improvement in future bookings and believe we are increasing our market share by offering a superior product and proven best-in-class customer service,” said Mr. Murren.
Food and beverage revenue decreased 13%. The Company’s catering, restaurants and nightclubs continued to be impacted by the reduction in convention business and decreased occupancy. Entertainment revenues were flat at the Company’s Las Vegas Strip resorts driven by a strong event calendar.
Corporate expense increased to $43 million compared to $27 million in the 2008 second quarter. Approximately $13 million of this increase was due to legal and advisory costs related to the Company’s activities to improve its financial position.
Income from unconsolidated affiliates decreased to $4 million for the quarter compared to income of $17 million in the 2008 second quarter. The current year results included a $12 million impairment charge, or $0.02 per diluted share net of tax, related to the write-off of development costs related to the Company’s postponed joint venture project on the North Las Vegas Strip.
Property EBITDA was down 29% on a comparable basis to the prior year quarter with a margin of 25% compared to a 30% margin in the second quarter of 2008. The following table lists the items that impacted comparability of Property EBITDA (expense/(income)):

Three months ended June 30,	2009	2008
	(In thousands)
Joint venture impairment charge	$12,314	$—
Preopening and start-up expenses	9,410	6,910
Monte Carlo fire business interruption (recorded as a reduction of general and administrative expenses)	—	(9,146)
Property transactions net:
Monte Carlo fire property damage income	—	(9,639)
Other property transactions	320	6,780
Operating income for the second quarter decreased 59% to $131 million and was also impacted by the items above. Excluding these items along with corporate property transactions, operating income decreased 50% compared to the 2008 second quarter with a margin of 10% compared to a 17% margin in the prior year.

MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626 • WWW.MGMMIRAGE.COM

“Our second quarter results showed improvement over the first quarter of 2009 in several areas, with Property EBITDA on a comparable basis increasing from $347 million to $379 million with a higher margin — 25% versus 24%,” said Dan D’Arrigo, MGM MIRAGE Executive Vice President and Chief Financial Officer. “Results at our Las Vegas Strip resorts have increased sequentially and we expect even greater improvement as room rates rebound.”
Non-operating expense increased due to higher net interest expense resulting from increased interest rates on the Company’s senior credit facility and recent senior notes issuances, partially offset by higher capitalized interest related to CityCenter. In addition, other non-operating expense includes the convertible note impairment charge of $176 million and losses on the retirement of long-term debt of $58 million in the 2009 second quarter.
Financial Position
The $2.65 billion of debt and equity issuances, completed in the second quarter, significantly improved the Company’s financial position. Also, in conjunction with these transactions the Company secured a long-term amendment to its senior credit facility. The amendment to the senior credit facility permanently waived prior non-compliance with financial covenants and amended the financial covenants to provide for minimum EBITDA and maximum annual capital expenditure tests, replacing the previous leverage and interest coverage tests.
A portion of the net proceeds from the issuance of the senior secured notes and common stock were used to permanently repay approximately $826 million under the senior credit facility. The Company also redeemed all of its 7.25% senior debentures due 2017 for $127 million, and repurchased $885 million of its senior notes due 2009 through a public tender offer.
At June 30, 2009, the Company had approximately $4.1 billion of borrowings outstanding under its senior credit facility with available borrowings of $1.5 billion; total long-term debt was $12.3 billion, down $1.1 billion from December 31, 2008. The Company’s cash balance was $411 million at June 30, 2009.
During the second quarter of 2009 the Company made capital investments of approximately $33 million. In addition, the Company funded $294 million for its portion of the remaining equity contributions to CityCenter which included $224 million in the form of an irrevocable letter of credit, of which $88 million remained to be drawn as of June 30, 2009.
“Our ability to access the capital markets in the second quarter is a testament to our operating strength as well as the incredible demonstration of support our stakeholders have in our Company, our properties and our employees,” said Mr. D’Arrigo. “We will continue to evaluate additional strategies to further enhance our financial position.”
MGM MIRAGE will hold a conference call to discuss its second quarter results at 11:00 a.m. Eastern Daylight Time today. The call can be accessed live at www.companyboardroom.com or www.mgmmirage.com, or by calling 1-800-526-8531 (domestic) or 1-706-758-3659 (international). Until August 10, 2009, a complete replay of the conference call can be accessed by dialing 1-706-645-9291, access code 18140021. A complete replay of the call will also be made available at www.mgmmirage.com. Supplemental detailed earnings information will also be available on the Company’s website.

MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626 • WWW.MGMMIRAGE.COM

[1]	REVPAR is hotel Revenue per Available Room.

[2]	“EBITDA” is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization. “Property EBITDA” is EBITDA before corporate expense and stock compensation expense. EBITDA information is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies. In addition, capital allocation, tax planning, financing and stock compensation awards are all managed at the corporate level. Management uses Property EBITDA as the primary measure of the Company’s operating resorts’ performance, including the evaluation of operating personnel. EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance; or as an alternative to cash flows from operating activities, as a measure of liquidity; or as any other measure determined in accordance with generally accepted accounting principles. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA. Also, other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company. Reconciliations of consolidated EBITDA to net income and of operating income to Property EBITDA are included in the financial schedules accompanying this release.
* * *
MGM MIRAGE (NYSE: MGM), one of the world’s leading and most respected companies with significant holdings in gaming, hospitality and entertainment, owns and operates 16 properties located in Nevada, Mississippi and Michigan, and has 50% investments in four other properties in Nevada, New Jersey, Illinois and Macau. CityCenter, an unprecedented urban metropolis on the Las Vegas Strip scheduled to open in late 2009, is a joint venture between MGM MIRAGE and Infinity World Development Corp, a subsidiary of Dubai World. MGM MIRAGE Hospitality has entered into management agreements for future casino and non-casino resorts throughout the world. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE has received numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the Company’s Web site at http://www.mgmmirage.com.
Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.

Contacts:

Investment Community	News Media
DANIEL J. D’ARRIGO	ALAN M. FELDMAN
Executive Vice President,	Senior Vice President
Chief Financial Officer	Public Affairs
(702) 693-8895	(702) 650-6947

MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626 • WWW.MGMMIRAGE.COM

MGM MIRAGE AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008
Revenues:
Casino	$625,570	$742,183	$1,290,297	$1,532,647
Rooms	350,295	523,530	705,339	1,042,271
Food and beverage	357,859	431,563	696,256	833,955
Entertainment	123,373	138,030	241,430	272,868
Retail	54,311	68,818	102,260	132,855
Other	143,802	155,984	281,175	303,957

	1,655,210	2,060,108	3,316,757	4,118,553
Less: Promotional allowances	(161,055)	(164,389)	(323,807)	(339,201)

	1,494,155	1,895,719	2,992,950	3,779,352

Expenses:
Casino	349,831	400,979	725,348	817,542
Rooms	106,147	139,736	216,974	276,533
Food and beverage	199,032	246,799	393,359	483,071
Entertainment	88,622	98,286	176,364	193,950
Retail	34,455	42,495	66,076	85,659
Other	85,495	96,196	169,301	188,760
General and administrative	273,567	323,811	534,364	644,185
Corporate expense	43,006	26,621	67,367	59,071
Preopening and start-up expenses	9,410	6,957	17,481	12,121
Restructuring costs	50	—	493	329
Property transactions, net	3,248	(118)	(191,877)	2,658
Depreciation and amortization	174,368	197,218	351,226	391,557

	1,367,231	1,578,980	2,526,476	3,155,436

Income from unconsolidated affiliates	4,175	17,045	19,724	51,156

Operating income	131,099	333,784	486,198	675,072

Non-operating income (expense):
Interest income	6,296	3,680	10,678	7,146
Interest expense, net	(201,287)	(145,304)	(372,923)	(295,093)

Non-operating items from unconsolidated affiliates	(12,314)	(7,288)	(23,445)	(17,179)
Other, net	(234,181)	(1,564)	(235,519)	(1,334)

	(441,486)	(150,476)	(621,209)	(306,460)

Income (loss) before income taxes	(310,387)	183,308	(135,011)	368,612
Benefit (provision) for income taxes	97,812	(70,207)	27,635	(137,165)

Net income (loss)	$(212,575)	$113,101	$(107,376)	$231,447

Per share of common stock:
Basic:
Net income (loss) per share	$(0.60)	$0.41	$(0.34)	$0.82

Weighted average shares outstanding	352,457	277,468	314,718	283,205

Diluted:
Net income (loss) per share	$(0.60)	$0.40	$(0.34)	$0.79

Weighted average shares outstanding	352,457	284,615	314,718	291,508

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA — NET REVENUES
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008
Las Vegas Strip	$1,190,542	$1,551,148	$2,378,536	$3,099,205
Other Nevada	33,238	38,821	61,775	75,671
MGM Grand Detroit	128,097	145,428	264,612	290,208
Mississippi	120,359	139,401	244,204	273,623
Other	21,919	20,921	43,823	40,645

	$1,494,155	$1,895,719	$2,992,950	$3,779,352

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA — PROPERTY EBITDA
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008
Las Vegas Strip	$291,958	$482,744	$580,674	$962,240
Other Nevada	3,219	(735)	1,702	(1,420)
MGM Grand Detroit	33,617	38,524	74,169	72,936
Mississippi	28,719	28,616	60,133	55,986
Other	4,047	4,170	8,911	8,749
Unconsolidated resorts	(4,442)	10,634	3,395	40,001

	$357,118	$563,953	$728,984	$1,138,492

MGM MIRAGE AND SUBSIDIARIES
DETAIL OF CERTAIN CHARGES AFFECTING PROPERTY EBITDA and EBITDA
(In thousands)
(Unaudited)
Three Months Ended June 30, 2009

	Preopening		Property
	and start-up	Restructuring	transactions,
	expenses	costs	net	Total
Las Vegas Strip	$562	$50	$157	$769
Other Nevada	—	—	6	6
MGM Grand Detroit	—	—	—	—
Mississippi	—	—	157	157
Unconsolidated resorts	8,848	—	—	8,848

	9,410	50	320	9,780
Corporate and other	—	—	2,928	2,928

	$9,410	$50	$3,248	$12,708

Three Months Ended June 30, 2008

	Preopening		Property
	and start-up	Restructuring	transactions,
	expenses	costs	net	Total
Las Vegas Strip	$394	$—	$(3,628)	$(3,234)
Other Nevada	—	—	2,187	2,187
MGM Grand Detroit	(59)	—	—	(59)
Mississippi	—	—	(3)	(3)
Unconsolidated resorts	6,575	—	—	6,575

	6,910	—	(1,444)	5,466
Corporate and other	47	—	1,326	1,373

	$6,957	$—	$(118)	$6,839

MGM MIRAGE AND SUBSIDIARIES
DETAIL OF CERTAIN CHARGES AFFECTING PROPERTY EBITDA and EBITDA (continued)
(In thousands)
(Unaudited)
Six Months Ended June 30, 2009

	Preopening		Property
	and start-up	Restructuring	transactions,
	expenses	costs	net	Total
Las Vegas Strip	$752	$493	$(5,270)	$(4,025)
Other Nevada	—	—	6	6
MGM Grand Detroit	—	—	—	—
Mississippi	—	—	157	157
Unconsolidated resorts	16,729	—	—	16,729

	17,481	493	(5,107)	12,867
Corporate and other	—	—	(186,770)	(186,770)

	$17,481	$493	$(191,877)	$(173,903)

Six Months Ended June 30, 2008

	Preopening		Property
	and start-up	Restructuring	transactions,
	expenses	costs	net	Total
Las Vegas Strip	$620	$329	$(839)	$110
Other Nevada	—	—	2,187	2,187
MGM Grand Detroit	135	—	8	143
Mississippi	—	—	2	2
Unconsolidated resorts	11,319	—	—	11,319

	12,074	329	1,358	13,761
Corporate and other	47	—	1,300	1,347

	$12,121	$329	$2,658	$15,108

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF CONSOLIDATED EBITDA TO NET INCOME (LOSS)
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008

EBITDA	$305,467	$531,002	$837,424	$1,066,629
Depreciation and amortization	(174,368)	(197,218)	(351,226)	(391,557)

Operating income	131,099	333,784	486,198	675,072

Non-operating income (expense):
Interest expense, net	(201,287)	(145,304)	(372,923)	(295,093)
Other	(240,199)	(5,172)	(248,286)	(11,367)

	(441,486)	(150,476)	(621,209)	(306,460)

Income (loss) before income taxes	(310,387)	183,308	(135,011)	368,612
Benefit (provision) for income taxes	97,812	(70,207)	27,635	(137,165)

Net income (loss)	$(212,575)	$113,101	$(107,376)	$231,447

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME TO PROPERTY EBITDA
(In thousands)
(Unaudited)
Three Months Ended June 30, 2009

		Depreciation
	Operating	and
	income (loss)	amortization	EBITDA
Las Vegas Strip	$163,858	$128,100	$291,958
Other Nevada	1,696	1,523	3,219
MGM Grand Detroit	22,928	10,689	33,617
Mississippi	12,556	16,163	28,719
Other	1,581	2,466	4,047
Unconsolidated resorts	(4,442)	—	(4,442)

	198,177	158,941	357,118
Stock compensation			(9,023)
Corporate and other			(42,628)

			$305,467

Three Months Ended June 30, 2008

		Depreciation
	Operating	and
	income (loss)	amortization	EBITDA
Las Vegas Strip	$334,457	$148,287	$482,744
Other Nevada	(2,220)	1,485	(735)
MGM Grand Detroit	24,227	14,297	38,524
Mississippi	13,148	15,468	28,616
Other	2,091	2,079	4,170
Unconsolidated resorts	10,634	—	10,634

	382,337	181,616	563,953
Stock compensation			(9,592)
Corporate and other			(23,359)

			$531,002

Six Months Ended June 30, 2009

		Depreciation
	Operating	and
	income (loss)	amortization	EBITDA
Las Vegas Strip	$323,841	$256,833	$580,674
Other Nevada	(1,369)	3,071	1,702
MGM Grand Detroit	52,769	21,400	74,169
Mississippi	27,182	32,951	60,133
Other	3,852	5,059	8,911
Unconsolidated resorts	3,395	—	3,395

	409,670	319,314	728,984
Stock compensation			(17,757)
Corporate and other			126,197

			$837,424

Six Months Ended June 30, 2008

		Depreciation
	Operating	and
	income (loss)	amortization	EBITDA
Las Vegas Strip	$667,754	$294,486	$962,240
Other Nevada	(4,406)	2,986	(1,420)
MGM Grand Detroit	44,288	28,648	72,936
Mississippi	24,961	31,025	55,986
Other	4,672	4,077	8,749
Unconsolidated resorts	40,001	—	40,001

	777,270	361,222	1,138,492
Stock compensation			(20,795)
Corporate and other			(51,068)

			$1,066,629

MGM MIRAGE AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	June 30,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$411,356	$295,644
Accounts receivable, net	287,862	303,416
Inventories	100,401	111,505
Income tax receivable	134,367	64,685
Deferred income taxes	58,476	63,153
Prepaid expenses and other	82,858	155,652
Assets held for sale	—	538,975

Total current assets	1,075,320	1,533,030

Property and equipment, net	15,924,679	16,289,154

Other assets:
Investments in and advances to unconsolidated affiliates	4,600,375	4,642,865
Goodwill	86,353	86,353
Other intangible assets, net	345,699	347,209
Deposits and other assets, net	377,499	376,105

Total other assets	5,409,926	5,452,532

	$22,409,925	$23,274,716

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$117,254	$142,693
Construction payable	22,096	45,103
Current portion of long-term debt	—	1,047,614
Accrued interest on long-term debt	193,230	187,597
Other accrued liabilities	899,381	1,549,296
Liabilities related to assets held for sale	—	30,273

Total current liabilities	1,231,961	3,002,576

Deferred income taxes	3,581,454	3,441,198
Long-term debt	12,364,839	12,416,552
Other long-term obligations	186,741	440,029
Stockholders’ equity:
Common stock, $.01 par value: authorized 600,000,000 shares, issued 441,007,329 and 369,283,995 shares and outstanding 441,007,329 and 276,506,968 shares	4,410	3,693
Capital in excess of par value	3,487,329	4,018,410
Treasury stock, at cost: 0 and 92,777,027 shares	—	(3,355,963)
Retained earnings	1,554,838	3,365,122
Accumulated other comprehensive loss	(1,647)	(56,901)

Total stockholders’ equity	5,044,930	3,974,361

	$22,409,925	$23,274,716